DELAWARE INVESTMENTS COLORADO
MUNICIPAL INCOME FUND, INC.

FORM NSAR
EXHIBIT LIST
Annual Period Ended March 31, 2009


SUB ITEM 77C  Matters Submitted to
a Vote of Security Holders

At the Annual Meeting on August 20,
2008,
Delaware Investments Colorado
Municipal Income
Fund, Inc.s Shareholders elected
nine
directors/trustees.  The results of
the voting at the
meeting were as follows:



Common Shareholders Preferred
Shareholders Shares Voted forShares
Voted
Withheld Authority Shares Voted for
Shares Voted
Withheld Authority Patrick P. Coyne
4,596,679 51,300 Thomas L.
Bennett

4,597,609 50,371 John A. Fry
4,596,259 51,721 Anthony D. Knerr
4,598,842 49,137 Lucinda S.
Landreth 4,595,009 52,971 Ann R.
Leven 4,566,782 81,198 Thomas F.
Madison 610

34 Janet L. Yeomans 610
34 J. Richard Zecher 4,567,487
80,493

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